JOHN D. DESBROW
                                 ATTORNEY AT LAW
                             2 PARK PLAZA, SUITE 470
                            IRVINE, CALIFORNIA 92714
                     TEL: (714) 833-2094 FAX: (714) 833-7854



                                 April 16, 1996



NuOasis Gaming, Inc.
2 Park Plaza, Suite 470
Irvine, California  92714

         RE:      Second Addendum to and Renewal of Consulting Agreement

Gentlemen:

     This letter will serve as the Second Addendum to the undersigned's Consulting Agreement dated November 22, 1994 (the "Consulting Agreement") with NuOasis Gaming, Inc., formerly E.N. Phillips Company (the "Company"). Pursuant to Paragraph 3 of the Consulting Agreement, the Company agrees that the Consulting Agreement will be renewed for an additional twelve months commencing April 1, 1996 (the "Renewal Term") with an increase in the Base Fee to $75,000 for the Renewal Term.

     Nona Morelli's II, Inc. ("Nona"), the Company's parent, agrees to include in a Form S-8 Registration Statement at its expense 30,000 shares of Nona's common stock, the net proceeds of which are to be credited in the undersigned's invoices to the Company against the Base Fee for the Renewal Term.

     STOCK OPTION. As an additional inducement to render services during the Renewal Term from April 1, 1996 to March 31, 1997, the Company hereby grants the undersigned an option to purchase Two Hundred Seventy Five Thousand (275,000) shares of common stock of the Company (the "Option Shares") with such option exercisable at $.12 per share as soon as the Company has sufficient authorized shares to permit exercise. The Company agrees to execute a separate Stock Option Agreement as soon as practicable. In the event of any change in the common stock of the Company by reason of stock dividends, forward stock splits, reverse stock splits, spin-offs, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like or the issuance of shares of common stock or any class of securities directly or indirectly convertible into or exchangeable for common stock after the date hereof, the number and kind of shares subject to the option shall be appropriately adjusted so that the undersigned will have the right to acquire the same equity percentage in the Company as he had immediately before the event.

     The Company will register the Option Shares with the Securities and Exchange Commission on a Form S-8 or other applicable registration statement as soon as the Company has sufficient authorized shares to permit exercise. Option Shares issued prior to registration will be done so only in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws. Such issuance shall be in reliance on representations and warranties of the undersigned set forth in the Consulting Agreement, to be updated upon exercise.

April 16, 1996
NuOasis Gaming, Inc.
Page 2

     If the foregoing is agreeable, please indicate your approval by dating and signing below and returning an original copy to me.

                                        Very truly yours,



                                        /s/  John D. Desbrow
                                        ---------------------------------------
                                             John D. Desbrow

APPROVAL AND ACCEPTANCE

     READ AND ACCEPTED THIS 16th day of April, 1996, with an effective date retroactive to April 1, 1996.

NUOASIS GAMING, INC.                    NONA MORELLI'S II, INC.



By:  /s/  Fred G. Luke                  By:  /s/  Fred G. Luke
   --------------------------              -----------------------------------
Name:     Fred G. Luke                  Name:     Fred G. Luke
Title:    President                     Title:    Chief Executive Officer